Exhibit 21.1

BLUEGENESIS.COM CORP. (Nova Scotia Unlimited Liability Company) — Date of Amalgamation — January 7, 2000 — Registry Number 3039282

BLUEGENESIS.COM CORP. (Nova Scotia Unlimited Liability Company) — Date of incorporation — December 9, 1999 — Registry Number 3038121 — amalgamated with BLUEGENESIS.COM INC., (Date of incorporation July 8, 1999 Ontario corporation # 001363864, continued under the laws of the Province of Nova Scotia on December 15, 1999)

INTERNET NAMES FOR BUSINESS INC. (Ontario Corporation) — Date of incorporation — October 24, 2002, Ontario corporation # 002017554)